Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

Primoris Services Corporation

AND

Thomas McCormick

November 4, 2019

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into and becomes effective as of November 4, 2019,  by and between Primoris Services Corporation, a Delaware corporation (the “Employer”), and Thomas McCormick (the “Employee”).

WHEREAS, the Employer desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.	Definitions.

Generally, defined terms used in this Agreement are defined in the first instance in which they appear herein.  In addition, the following terms and phrases shall have the following meanings:

“Affiliates” shall have the meaning as defined in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

“Board” shall mean the board of directors of Employer.

“Business”  shall mean the business engaged in by Employer, which includes, among other services, site development, heavy civil construction, water and wastewater construction, fabrication, infrastructure construction, including highways and bridges, oil and gas pipeline construction and replacement, directional drilling, construction of industrial facilities, equipment installation, storage facilities, process piping, engineering, project management, inspection services, structural steel and maintenance services.

“Cause” shall mean the Employee’s:

(i) failure to devote substantially all his working time to the business of Employer and its Affiliates;
(ii) willful disregard of his duties, or his intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder;
(iii) gross negligence or willful misconduct in the performance of his duties hereunder;
(iv) commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or

(v) unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Employer or any of its Affiliates or while performing duties and responsibilities to the Employer and its Affiliates.

“Change in Control” shall mean a change in the ownership of a substantial portion of the assets of Employer such that any one Person, or more than one Person acting as a group (as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations thereunder) (Code Section 409A, together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof, “Section 409A”), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Employer that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of Employer immediately before such acquisition or acquisitions; or (ii) a change in the effective control of Employer such that any one Person, or more than one Person acting as a group (as determined under Section 409A), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Employer possessing more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer.  For purposes of the preceding clauses (i) and (ii), terms used therein shall have the meanings ascribed to them by Section 409A.  A Change in Control shall not occur if any Affiliate of Employer is the acquirer.

“Confidential Information” shall mean all proprietary and other information relating to the Business and operations of Employer, which has not been specifically designated for release to the public by an authorized representative of Employer, including, but not limited to the following: (i) information, observations, procedures and data concerning the Business or affairs of Employer; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean the Employee’s inability, due to physical or mental illness or disability, to perform the essential functions of his employment with the Employer, even with reasonable accommodation that does not impose an undue hardship on the Employer, for more than sixty (60) consecutive days, or for any ninety (90) days within any one year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable.  The Employer reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by the Employee and/or his medical personnel, as well as information from medical personnel selected by the Employer or its insurers.

“Employer” shall mean Primoris Services Corporation.

 “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Termination Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which (i) in the case of termination by resignation, shall mean the date that is ninety (90) days following the date of the Employee’s written notice to the Employer of his resignation; provided, however, that the Employer may accelerate the Termination Date; (ii) in the case of termination by reason of death shall mean the date of death; (iii) in the case of termination by reason of Disability, shall mean the date specified in the notice of such termination delivered to the Employee by the Employer; (iv) in the case of a Termination for Cause or a Termination without Cause, shall mean the date specified in the written notice of such termination delivered to the Employee by the Employer; (iv) in the case of termination by mutual agreement shall mean the date mutually agreed to by the parties hereto and (v) in the case of nonrenewal, shall mean the expiration of the Employment Period.

2.	Employment.

(a)  Initial Term.    The Employer shall employ the Employee, and the Employee accepts employment with the Employer, upon the terms and conditions set forth in this Agreement.  The initial term of this Agreement (the “Initial Term”) shall be for a period of five (5) years commencing on the date hereof, unless terminated earlier pursuant to Article 5 hereof; provided, however, that Employee’s obligations in Article 11 and Article 12 hereof shall continue in effect after such termination.

(b)  Additional Terms.  This Agreement may be extended beyond the Initial Term upon the mutual consent and agreement of Employee and Employer.  The Initial Term and additional terms, if any, shall collectively be referred to herein as the “Employment Period”.

3.	Position and Duties.

During the Employment Period, the Employee shall serve as President and Chief Executive Officer, reporting to the Board, and shall have the usual and customary duties, responsibilities and authority of such position.  During the Employment Period the Employee shall also serve as a member of the Board of Directors of Employer, subject to and in accordance with the bylaws and corporate charters of Employer.  In addition, during the Employment Period, if elected or appointed thereto, shall serve as an officer and/or member of the board of any Affiliate of Employer as reasonably requested by the Employer and its Affiliates, in each case, without additional compensation hereunder.  The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote his full and exclusive business time, attention, and best efforts in discharging and fulfilling his duties and responsibilities hereunder.  The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  Notwithstanding the above, nothing in this Article shall prohibit or restrict Employee from i) engaging in or holding any passive investment, including any equity interest, in any business activity as specified in Section 12(d), and ii) subject to the restrictions set forth in Section 12, and subject to the consent of the board of directors of Employer, serving as a member of a board of directors of any other publicly held, or private company.

4.	Compensation

(a) Salary.  During the Employment Period, the Employer shall pay the Employee base salary (the “Base Salary”) at the rate of six hundred twenty five thousand Dollars ($625,000) per annum, payable in equal installments on Employer’s regular payroll dates, less applicable deductions and withholdings.  The Board, or the compensation committee of the Board (the “Compensation Committee”) shall undertake a review of the Base Salary not less frequently than annually during the Employment Period and may increase, but not decrease, the rate of Base Salary from the rate then in effect.

(b) Bonus.  In addition to the Base Salary, during the Employment Period, the Employee shall be eligible to receive a Target Bonus (as that term is defined in the Incentive Compensation Plan (“ICP”) then in effect at the time of the bonus issuance) of one hundred seventy five percent (175%) of the Base Salary through November 3, 2019, and two hundred twenty five percent (225%) of the Base Salary from and after November 4, 2019,  in accordance with the discretionary and measurable bonuses set forth below, and subject to all other terms and conditions of the ICP, and the Primoris 2013 Equity Incentive Plan as approved by the stockholders of Employer on May 3, 2013 (“Equity Plan”).

(c) Performance Bonus (Discretionary).  In addition to the Base Salary, during the Employment Period, the Employee shall be eligible to receive a bonus (the “Discretionary Bonus”) with respect to each calendar year as of the last day of which the Employee is employed by the Employer.  The amount of the Discretionary Bonus, if any, payable in respect of any calendar year will be determined at the sole discretion of Employer by the Board and the Compensation Committee and can be up to, but not exceeding twenty five percent (25%) of the Target Bonus.   The Discretionary Bonus, if any, payable with respect to a calendar year shall be paid within the time specified by Employer in the ICP and/or the Equity Plan.

(d) Performance Bonus (Measurable).  In addition to the Base Salary and the Discretionary Bonus, during the Employment Period, the Employee shall be eligible to receive a bonus (the “Measurable Bonus”) with respect to each calendar year as of the last day of which the Employee is employed by the Employer.  The amount and measurement criteria of the Measurable Bonus, if any, payable in respect of any calendar year shall be determined in accordance with the terms and conditions of the ICP then in effect at the time of the bonus issuance, and as approved by the Board and the Compensation Committee, and can be up to, but not exceed one hundred twenty percent (120%) of seventy five percent (75%) of the Target Bonus.  The Measurable Bonus, if any, payable with respect to a calendar year shall be paid within the time specified by Employer in the ICP and/or the Equity Plan.

(e) Partial Bonus Payments in Common Stock.  In the event Employee earns a bonus under the terms of the ICP, Employee shall be paid twenty five percent (25%) of both the Discretionary Bonus and the Measurable Bonus in restricted stock units of Employer (“RSUs”)  calculated at a twenty five percent (25%) discount from the average of the closing prices of Employer’s common stock on NASDAQ for the one-month period prior to the beginning of the quarter in which the bonus is issued (“Average Price”).  All of the RSUs shall vest in accordance with a three year ratable vesting schedule as set forth in the RSU Agreement between Employer and Employee and shall all be issued pursuant to the terms of the Equity Plan. The RSUs issued to Employee under this paragraph, if any, unless prior written consent is provided by Employer’s Board of Directors, shall be restricted from trade by Employee until such time as Employee’s employment with Employer has terminated, or until such time as a Change in Control is effective, and such restrictions on the sale of such RSUs issued hereunder shall take precedence and control to the extent there exists any conflicting or other restrictions set forth in the Equity Plan, or as such Equity Plan may be amended from time to time.

(f) Benefits and Perquisites.  In addition to the Base Salary, Employee shall be entitled to all other benefits and perquisites that are provided to other employees of Employer subject to Employer’s policies and practices in effect and the terms of applicable benefit plans and arrangements as in effect, and amended from time to time; provided, however, that during the term of this Agreement, and subject to Employee’s acknowledgement that some, or all of the benefits and perquisites provided to Employee may be taxable to Employee in addition to those taxes withheld under Section 4(g), Employee shall also be entitled to the following:

i)     Three (3) weeks of vacation per annum;

ii)   A vehicle allowance in the sum of Twelve Thousand Dollars ($12,000) per year, subject to adjustment, and in accordance with the vehicle policy then in effect by Employer;

iii)  In addition to all business related uses of any aircraft owned or leased by Employer during the term of this Agreement, Employee shall be entitled to personal use of said aircraft up to fifty  (50) hours during each calendar year hereunder;

iv)  Reimbursement, in accordance with the paragraph 4(f) herein, the cost of one club membership, including fees, monthly membership dues and reasonable personal use.

(g) Reimbursements.  The Employer shall reimburse the Employee for all reasonable and necessary business-related expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employer’s policies and practices in effect and then in place at the time of reimbursement submission, including travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses.

(h) Deductions and Withholding.  The Employer shall deduct from any payments to be made by it to or on behalf of the Employee under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

5.	Termination of Employment.

The Employee’s employment under this Agreement shall be terminated upon the earliest to occur of the following events:

(a) Termination for Cause.  The Employer may in its sole discretion terminate this Agreement and the Employee’s employment hereunder for Cause at any time and with or without advance notice to the Employee.

(b) Termination without Cause.  The Employer may terminate this Agreement and the Employee’s employment hereunder without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given).

(c) Mutual Agreement. This Agreement and the Employee’s employment hereunder may be terminated by the mutual written agreement of the Employer and the Employee.
(d) Termination by Death or Disability. This Agreement and the Employee’s employment hereunder shall automatically terminate upon the Employee’s death or Disability.
(e) Resignation. The Employee may terminate this Agreement and his employment hereunder upon ninety (90) days advance written notice to the Employer.

(f) Nonrenewal.  In the event either party does not elect to renew the term of this Agreement, this Agreement and the Employee’s employment hereunder shall automatically terminate as of the expiration of the current term in effect.

6.	Compensation upon Termination
(a) General. In the event of the Employee’s termination of employment for any reason, the Employee or his estate or beneficiaries shall have the right to receive the following:
(i) the unpaid portion of the Base Salary and paid time off accrued and payable through the Termination Date;
(ii) reimbursement for any expenses for which the Employee shall not have been previously reimbursed, as provided in Section 4(f); and
(iii) continuation of health insurance coverage rights, if any, as required under applicable law.

(b) Termination for Cause, Resignation, Mutual Agreement or Nonrenewal.  In the event of the Employee’s termination of employment by reason of (i) Termination for Cause, (ii) Resignation, (iii) Mutual Agreement or (iv) Nonrenewal, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a).

(c) Termination without Cause, by Death, Disability, or Change in Control.  Subject to Section 6(d), in the event of the Employee’s termination of employment hereunder by reason of (i) Termination without Cause or (ii) death or Disability, the Employee shall be entitled to the following (the “Severance Benefits”):

(i) a lump sum equal to one hundred percent (100%) of the annual Base Salary in effect upon the Termination Date, payable within fifteen (15) days following the Termination Date;

(ii) a pro rata amount of a Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined after the end of the calendar year in which such Termination Date occurs and equal to the amount which would have been payable to the Employee if his employment had not been terminated during such calendar year multiplied by the fraction, the numerator of which is the number of whole months the Employee was employed by the Employer during such calendar year and the denominator of which is 12.  Any pro rata bonus payable under this Section 6(c)(ii) shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer as specified by Employer in the ICP and/or the Equity Plan; and

(iii) in the event that the Employee elects COBRA benefits, the Employer shall pay the Employee’s share of the premium for such COBRA benefits until the earlier of (i) one year after the Termination Date; or (ii) the date that Employee obtains comparable health benefits through new employment.

(iv) All of the restricted shares subject to the provisions of Section 4(e).

(d) General Release.  Notwithstanding any provision to the contrary in this Agreement, the foregoing Severance Benefits under Section 6(c) shall not apply and the Employer shall have no obligations to pay or provide any Severance Benefits (other than upon the Employee’s termination of employment by reason of death), unless the Employee signs, delivers and does not rescind or revoke a general release of all known and unknown claims of the Employee (and his affiliates, successors, heirs and assigns and the like) against Employer and the Board.

(e) The rights of the Employee set forth in this Section 6 are intended to be the Employee’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Employee waives all other remedies.

7.	Insurance.

Employer may, for its own benefit, maintain “key man” life and disability insurance policies covering the Employee.  The Employee will cooperate with Employer and provide such information or other assistance as they may reasonably request in connection with obtaining and maintaining such policies.

8.	Exclusive Services.

During the term of this Agreement, the Employee will not accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind, without written approval by the Board.

9.	The Employee’s Termination Obligations.

The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment hereunder belongs to Employer and shall be promptly returned to Employer upon termination of the Employee’s employment.  The term “personal property” includes, without limitation, all office equipment, laptop computers, cell phones (excluding any cellular telephone number, which Employee shall have the right to retain), books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of Employer.  Following termination of his employment hereunder, the Employee will not retain any written or other tangible material of Employer.

10.	Acknowledgment of Protectable Interests.

The Employee acknowledges and agrees that his employment with Employer involves building and maintaining business relationships and good will on behalf of the Employer with customers, and other professional contractors, subcontractors, employees and staff, and various providers and users of services related to Employer’s business; that he is entrusted with proprietary, strategic and other confidential information which is of special value to Employer; and that the foregoing matters are significant interests which the Employer is entitled to protect.

11.	Confidential Information.

The Employee agrees that all Confidential Information that comes or has come into his possession by reason of his employment hereunder is the property of the Employer and shall not be used except in the course of employment by Employer and for Employer’s exclusive benefit.  Further, the Employee shall not, during his employment or thereafter, disclose or acknowledge the content of any Confidential Information to any Person who is not an employee of Employer authorized to possess such Confidential Information.  Upon termination of employment, the Employee shall deliver to Employer all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such information.

12.	Non-Competition; Non-Solicitation.

In order to protect the Business of Employer and any of its Affiliates, commencing on the Effective Date and for a period of two (2) years after the date on which either Employee voluntarily terminates his employment with the

Employer, or Employee is terminated by the Company for Cause, (the end of such two (2) year period being hereinafter referred to as the “Termination Date”):

(a)    Employee will not, directly or indirectly, within the States of California, Texas, Louisiana, Minnesota and Florida, engage in, provide consulting services to, be employed by, lend money to or have any interest in (whether as a proprietor, partner, director, officer, employee, stockholder, lender or financer) any corporation, general or limited partnership, association, limited liability company, sole proprietorship, trust or other entity or organization, other than Employer, or any of its Affiliates, which is engaged in a business that directly or indirectly competes with the Business of Employer; and

(b)    Employee will not, directly or indirectly (i) employ, or permit any company or business directly or indirectly controlled by Employee to employ, any Person who is employed by Employer or any of its Affiliates; (ii) interfere with or attempt to disrupt the relationship, contractual or otherwise, between Employer, or any of its Affiliates and any of their employees; (iii) solicit or in any manner seek to induce any employee of Employer, or any of its Affiliates to terminate his, her or its employment or engagement with Employer, or any of its Affiliates; or (iv) solicit any customers or customer prospects of Employer or any of its Affiliates unless such solicitation is not related to the Business.

(c)    Employee will not use Employer’s Confidential Information to induce, attempt to induce or knowingly encourage any Customer (as defined below) of Employer to divert any business or income from Employer, or to stop or alter the manner in which they are then doing business with Employer.  The term “Customer” with respect to Employer shall mean any individual or business firm that is, or within the prior twenty-four (24) months was, a customer or client of Employer, or whose business was actively solicited by Employer at any time, regardless of whether such customer was generated, in whole or in part, by the Employee’s efforts.

(d)   Notwithstanding Section 12(a),  Employee shall not be precluded from purchasing or owning stock in a publicly-held corporation if Employee’s holdings are less than one percent (1%) of the outstanding capital stock of such corporation.

13.	Damages For Improper Termination With Cause.

In the event that the Employer terminates this Agreement and the Employee’s employment hereunder for “Cause,” but it subsequently is determined by an arbitrator or a court of competent jurisdiction, as the case may be, that the Employer did not have Cause for the termination, then for purposes of this Agreement, the Employer’s decision to terminate shall be deemed to have been a termination without Cause, and the Employer shall be obligated to pay the Severance Benefits specified under Section 6(c), and only that amount.

14.	Arbitration.

Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with Employer, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to final and binding arbitration in Dallas County, Texas, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator selected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”).  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement.  The Employer will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration.  Subject to the provisions of Section 25, the parties shall each pay their own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.

15.	Representations/Warranties.

The Employee represents and warrants that he is under no contractual or other obligation that would prevent him from accepting the Employer’s offer of employment as set forth herein.

16.	Entire Agreement.

This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation any term sheet or similar agreement entered into between Employer and the Employee).  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

17.	No Representations.

No Person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein.  Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to the Employee’s relationship with the Employer or any of their executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, benefits, any entitlement to equity interests in Employer or regarding the termination of the Employee’s employment.  In this regard, the Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Employer.

18.	Amendments.

This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

19.	Severability and Non-Waiver/Survival.

Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 19, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action.  The expiration or termination of the Employment Period and this Agreement shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration or termination.

20.	Successor/Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that the Employee may not assign any or all of his rights or duties hereunder except following the prior written consent of the Employer.  The Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Employee’s death by giving written notice thereof.  In the event of the Employee’s death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.	Voluntary and Knowledgeable Act.

The Employee represents and warrants that the Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

22.	Choice of Law.

This Agreement shall be governed as to its validity and effect by the laws of the state of Texas without regard to principles of conflict of laws.

23.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

24.	Notices.

All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed delivered when delivered in person or sent by first-class mail (certified or registered mail, return receipt requested, postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, addressed as follows:

(a)	if to the Employee, to him at his most recent address in Employer’s records,
(b)	if to the Employer, to:John M. Perisich

Primoris Services Corporation

26000 Commercentre Dr.

Lake Forest, CA  92630

Facsimile: (949) 595-5544

with a copy to:Rutan & Tucker
611 Anton Boulevard, Fourteenth Floor
Costa Mesa, California 92626-1931
Facsimile: (714) 546-9035
Attention:  George J. Wall, Esq.

or to such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

25.	Attorneys’ Fees.

In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.  For the purposes of this Section 25: (a) attorneys’ fees shall include, without limitation, fees incurred in the following:  (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

26.	Descriptive Headings; Nouns and Pronouns.

Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

27.	Non-Qualified Deferred Compensation.

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A of the Code and related Department of Treasury guidance, the Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date hereof.

28.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Primoris Services Corporation

By:	/s/ John Perisich
Name:	John Perisich
Title:	EVP/CLO

Thomas McCormick
/s/ Thomas McCormick, individually